2

                                                                  Rule 424(b)(3)
                                            File Nos. 333-55536 and 333-55536-01
PRICING SUPPLEMENT NO. 15 DATED JUNE 21, 2001
(To Prospectus dated March 13, 2001 and Prospectus Supplement dated March 15,
2001)

                          COUNTRYWIDE HOME LOANS, INC.
                           Medium-Term Notes, Series J
                   Due Nine Months or More From Date of Issue
                     Payment of Principal, Premium, if any,
              and Interest Fully and Unconditionally Guaranteed by
                       COUNTRYWIDE CREDIT INDUSTRIES, INC.
                                Fixed Rate Notes


Trade Date:                June 21, 2001                      Book Entry:    |X|
Public Offering Price:     99.779%                            Certificated:  |_|
Agent Discount:            .300%   Principal Amount:              $1,000,000,000
Purchase Price:             99.479%                   Proceeds, before expenses,
     Original Issue Date: June 26, 2001 to Countrywide Home Loans: $994,790,000 Stated Maturity Date: June 15, 2004 CUSIP: 22237 LLD2
     Minimum Denomination: $1,000 ISIN: US22237LLD28
     Specified Currency: U.S. Dollars Common Code: 013181438
Interest Rate:                      5.250%
     Interest Payment Dates: June 15 and December 15 of each year, beginning December 15, 2001
Record Dates: June 1 and December 1

Redemption:                                               Repayment:
     Check box opposite applicable paragraph: Check box opposite applicable paragraph: |X| The Notes cannot be redeemed prior to maturity. |X| The Notes cannot be repaid prior to maturity. |_| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.

         The Notes to which this Pricing Supplement relate will constitute unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with Countrywide Home Loan's other unsecured and unsubordinated indebtedness. As of February 28, 2001, Countrywide Credit Industries did not have any secured indebtedness outstanding, and Countrywide Home Loans had $18,207,000 aggregate principal amount of secured indebtedness outstanding, all of which was short-term indebtedness. As of that date, Countrywide Home Loans had $10,902,074,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates.


                           Joint Book-Running Managers

     ABN AMRO INCORPORATED BARCLAYS CAPITAL LEHMAN BROTHERS
                                 Co-Lead Manager

                       COUNTRYWIDE SECURITIES CORPORATION

                                   Co-Managers

     BANC ONE CAPITAL MARKETS, INC. BNP PARIBAS DEUTSCHE BANC ALEX. BROWN

                              DESCRIPTION OF NOTES

         The following information supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of the Countrywide Home Loans Medium-Term Notes, Series J, contained in the accompanying Prospectus Supplement and Prospectus.

Reopening

         Countrywide Home Loans may, without the consent of the holders of the Notes, reopen this issue of Notes and issue additional notes with substantially similar terms.

Form and Settlement

         The Notes will be represented by one or more global certificates in fully registered form. Each global certificate will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Investors may elect to hold their beneficial interests in a global certificate through DTC, Clearstream Banking, Societe Anonyme, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, if they are participants in such systems, or indirectly through organizations which are participants in such system. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on DTC's books.


                                  UNDERWRITING

     Subject to the terms of a Terms Agreement, dated as of June 21, 2001, among Countrywide Home Loans, Countrywide Credit
     Industries, ABN AMRO Incorporated, Barclays Capital Inc., Lehman Brothers Inc., Countrywide Securities Corporation, Banc One Capital
     Markets, Inc., BNP Paribas Securities Corp. and Deutsche Banc Alex. Brown Inc. (collectively, the "Agents"), Countrywide Home Loans has agreed to sell to the Agents, and the Agents have agreed severally to purchase, the principal amounts of Notes set forth opposite their names below:

     Principal Amount
     Agents of the Notes
     ------ ------------------
     ABN AMRO Incorporated $ 240,000,000
     Barclays Capital Inc. 240,000,000
     Lehman Brothers Inc. 240,000,000
     Countrywide Securities Corporation 80,200,000
     Banc One Capital Markets, Inc. 66,600,000
     BNP Paribas Securities Corp. 66,600,000
     Deutsche Banc Alex. Brown Inc. 66,600,000

     $1,000,000,000




================================================================================
         Under the terms and conditions of the Terms Agreement, the Agents are committed to take and pay for all of the Notes, if any are taken.

         The Agents propose to offer the Notes initially at the public offering price set forth on the cover page of this Pricing Supplement and to certain dealers at such price less a concession not in excess of .175% of the principal amount of the Notes. The Agents may allow, and the dealers may reallow, a discount not in excess of .100% of the principal amount of the Notes on sales to certain other dealers. After the initial public offering, the public offering price and other selling terms may from time to time be varied by the Agents.

         The Notes are a new issue of securities with no established trading market. Countrywide Home Loans has been advised by the Agents that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

         Countrywide Home Loans has agreed to indemnify the Agents against certain liabilities under the Securities Act of 1933, as amended, as described in the accompanying Prospectus Supplement.

                                                          ------------------


     You should rely only on the information contained or incorporated by reference in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus. Countrywide Home Loans, Inc. and Countrywide Credit Industries, Inc. have not, and the Agents have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Countrywide Home Loans, Inc. and Countrywide Credit Industries, Inc. are not,
     and the Agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         You should assume that the information appearing in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus is accurate as of the date on the front cover of this Pricing Supplement only. The business, financial condition, results of operations and prospects of Countrywide Home Loans, Inc. and Countrywide Credit Industries, Inc. may have changed since that date.